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                                                                    EXHIBIT 99.1

Saks Incorporated Announces Completion of $350 Million Notes Offering

Business Wire - July 23, 1999 17:14

BIRMINGHAM, Ala --(BUSINESS WIRE)--July 23, 1999--Department store retailer
Saks Incorporated (NYSE:SKS) (the "Company") announced today it completed the sale of $350 million of senior unsecured 7% Notes due 2004. The Notes were priced at 99.519%. The Company will use the proceeds of the offering to repay outstanding amounts under its unsecured revolving credit facilities. The Notes are part of the securities registered on a $2.5 billion shelf registration statement the Company filed with the U.S. Securities and Exchange Commission in 1998, of which $850 million of securities remains available to be issued. Senior debt securities to be issued under the shelf registration statement have been assigned preliminary ratings of Baa3 by Moody's, BBB- by Duff & Phelps, and BB+ by Standard and Poor's.

Banc of America Securities LLC and Goldman, Sachs & Co. acted as co-lead managers for the transaction, and Chase Securities Inc., Lehman Brothers, Merrill Lynch & Co., J.P. Morgan & Co., and Salomon Smith Barney acted as co-managers.

Saks Incorporated operates 353 stores in 38 states under the names of Saks Fifth Avenue, Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, Boston Store, and Off 5th. The Company also operates two direct mail businesses, Folio and Bullock & Jones. The Company's annual revenues exceed $6 billion.

          CONTACT: Saks Incorporated, Birmingham
                   Charles Hansen, 205/940-4600